CONSULTING AND COMPENSATION AGREEMENT
     THIS AGREEMENT is made and entered into this 15th day of December, 1998, by and between Russell Ratliff and Southeast Financial Consulting, Inc., on one hand, (collectively "SFC") and Kingsley Coach, L.L.C. ("Kingsley"), DRK, Inc., Verdo Lancaster and Richard Duston, on the other.

     WHEREAS, Kingsley is a Louisiana limited liability company whose members are DRK, Inc. (43.75% equity ownership), Verdo Lancaster (43.75% equity ownership), and Richard Duston (12.5% equity ownership);

     WHEREAS, Kingsley desires to effectuate a reverse merger with Micro
Hydro Power, Inc., a Delaware corporation ("MHP") which will subsequent to the merger change its name to Kingsley Coach, Inc., or some close derivation thereof;

     WHEREAS, immediately subsequent to the merger there will be outstanding 10,100,010 shares of MHP stock, owned as follows: current shareholders of MHP (600,010 shares or 6.0%); DRK, Inc. (3,062,500 shares or 30.63%); Verdo
Lancaster (3,062,500 shares or 30,63%); Richard Duston (875,000 shares or 8.75%); and SFC (2,400,000 shares or 24%);*

     *SFC's shares will be held in escrow and released to SFC upon performance as stated herein.

     WHEREAS, Kingsley desires to use the consulting services and business expertise of SFC, on a long term basis, to consummate the merger with MHP and to assist Kingsley in the post-merger sale of restricted stock; and

     WHEREAS, SFC is willing to provide such services in consideration for the compensation stated herein;

     NOW, THEREFORE, in consideration for the mutual promises contained herein, SFC and Kingsley agree as follows:

1.   Duties and Responsibilities of SFC

     The primary responsibility of SFC will be to raise a minimum of two million dollars ($2,000,000) in capital by assisting Kingsley in the post-merger sale of restricted stock. In connection with such assistance, SFC agrees that it will not disseminate any misleading information and will not in any event disseminate any written information without the prior written approval of Kingsley.

     SFC will also provide general consulting services to Kingsley regarding the contemplated merger with MHP. SFC will, both prior and subsequent to the merger, provide marketing services to Kingsley. SFC will monitor market developments pertinent to the post-merger sale of stock and will advise Kingsley on the business significance thereof, in order to assist Kingsley in strategic planning activities.

2.   Compensation to SFC for services already rendered by SFC

     a. For services already rendered by SFC, immediately after the merger the escrow agent will release to SFC 147,000 shares of post-merger stock, from which stock SFC will transfer to Todd Halseth 97,000 shares in satisfaction of an agreement dated November 1998, and transfer to Wilbur Rimes 50,000 shares.

     b. For services already rendered by SFC, including the transaction pursuant to which Kingsley will transfer to James Whitehead 163,000 shares of post-merger restricted stock, the escrow agent will immediately after the merger release to SFC 83,000 shares of post-merger stock.

3.   Compensation for Future Capital Raising Services of SFC

     a. SFC agrees to assist Kingsley in the sale of Two Million (2,000,000) shares of post-merger restricted stock at a price of One Dollar ($1.00) per share. MHP will issue an additional Two Million (2,000,000) shares of post-merger stock for this purpose, thus resulting in 12,000,010 total shares outstanding.

     b. In the event that within 15 days of the date the post-merger stock begins trading, SFC has secured the sale of five hundred thousand (500,000) shares of post-merger stock at a price of One Dollar ($1.00) per share and Kingsley has received compensation therefor, the escrow agent will release to SFC an additional Five Hundred Forty Thousand Five Hundred (542,500) shares of post-merger stock held in escrow.

     c. In the event that within 45 days of the date the post-merger stock begins trading, SFC has secured the sale of the remainder of the 2,000,000 shares (i.e., and additional 1,500,000 shares of post-merger stock at a price of One Dollar ($1.00) per share and Kingsley has received compensation therefor, the escrow agent will release to SFC One Million Six Hundred Twenty Seven Thousand five Hundred shares of post-merger stock held in escrow.

     d. In the event SFC fails to meet the deadlines in b, and c, the escrow agent shall transfer the shares held in escrow back to the corporation which will recertificate same and hold same as treasury shares. Kingsley may extend the time periods in b. and c. as Kingsley deems prudent. In the event the merger is not consummated, or the post-merger stock is not trading, within thirty (30) days of the date of this agreement, all obligations under this agreement are void. Kingsley may extend this time period as Kingsley deems prudent.

     e. The escrow agent will release to SFC the shares held in escrow pro rata to the stock shares purchased by SFC sources, to wit: When 10% of the 2,000,000 shares are sold to SFC sources, SFC will receive 10% of the 2,170,000 shares held in escrow, and so on until the two million shares sold to SFC sources are purchased and all the 2,170,000 shares held in escrow are released.

     f. The escrow agent shall release the shares held in escrow upon receipt of written instructions from Kingsley. All parties to this agreement further agree that in any legal action against the escrow agent, the escrow agent shall receive from any party the attorney fees the escrow agent incurs in sail legal action. Each party shall be responsible for said attorney fees jointly and severally.

     g. SFC shall, out of the 2,170,000 shares held in escrow, satisfy all Kingsley and/or SFC obligations to John Acunta and Leonard Burningham.

     h. The Kingsley members shall retain the voting rights to the 2,170,000 shares issued to SFC. Furthermore, SFC will notify Kingsley of SFC's intent to subsequently transfer to any third party any of the 2,170,000 shares and Kingsley shall have the right to repurchase said stock from SFC for fifteen (15) days after such notice and for the consideration contemplated by SFC and such third party.

4.   Sole Agreement

     This agreement supersedes all previous agreements between Kingsley and SFC/Ratliff and represents the full and final agreement between Kingsley and SFC/Ratliff and may not be changed orally but only in a writing signed by each party hereto.

5.   Law Governing

     This agreement will be governed by the laws of the State of Louisiana, with venue in East Baton Rouge Parish, Louisiana.

6.   Post Transaction Ownership

     For informational purposes, it is noted that after the consummation of all transactions reflected herein, the ownership percentage of all shareholders will be as follows:

DRK:      25.52%
Lancaster:     25.52%
Duston:    7.29%

SFC:                                    20%
Jenson and current MPH existing shareholders:      5%
SFC Sources who purchase of stock            16.6%

     IN WITNESS WHEREOF, the parties hereto now sign this Agreement on the date first above written, attesting by signature that the respective party has read the foregoing document, understands its terms, conditions, and intentions and fully assents thereto.

/s/Ralph Dickenson
Kingsley Coach, L.L.C.                  DRK, Inc.

/s/Russell A. Ratliff                   /s/Verdo Lancaster
Southeast Financial Consulting, Inc.    Verdo Lancaster

/s/Russell A. Ratliff
Russell Ratliff                         Richard Duston